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                                                                   EXHIBIT 1.6


                      HEALTH CARE PROPERTY INVESTORS, INC.
                            10990 Wilshire Boulevard
                                   Suite 1200
                         Los Angeles, California  90024

                                                                  August 1, 1995


Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated
World Financial Center
North Tower, 10th Floor
New York, N.Y.  10281-1310

Goldman, Sachs & Co.
85 Broad Street
New York, N.Y.  10004

          Re:  Amendment No. 2 to Distribution
               Agreement dated September 9, 1993
               ---------------------------------

Dear Sirs:

     Reference is hereby made to the Distribution Agreement, dated September 9, 1993 (the "Distribution Agreement"), as amended by Amendment No. 1 thereto ("Amendment No. 1") dated December 21, 1994, among Health Care Property Investors, Inc., a Maryland corporation (the "Company") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Goldman, Sachs & Co. ("Goldman Sachs") as Agents with respect to the issue and sale by the Company of its Medium-Term Notes, Series B described therein. The Distribution Agreement, as amended by Amendment No. 1 and this Amendment No. 2, herein collectively, the "Program Agreement." Terms not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

     1.  Additional Authorized Notes.  Pursuant to the second introductory
         ---------------------------
paragraph of the Distribution Agreement, the Company hereby authorizes the issuance of, and, pursuant to the terms and conditions of the Program Agreement, appoints Merrill Lynch and Goldman Sachs as the Agents with respect to $86,975,000 aggregate initial offering price of Notes, in addition to the $63,000,000 aggregate principal amount of Notes previously authorized and issued prior to the date hereof.
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     2.  Representations and Warranties and Opinions of Counsel.
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     (a) Clause (xii) of Section 2 of the Distribution Agreement is amended and restated in its entirety to read as follows:

               "Good Title.  The Company and its subsidiaries have good title to
                ----------
     all real property or interests in real property owned by it or any of them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement or such as would not materially adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; the Company and its subsidiaries have obtained satisfactory confirmations (consisting of policies of title insurance or commitments or binders therefor or opinions of counsel based upon the examination of abstracts) confirming, except as is otherwise described in the Registration Statement, (A) that the Company and its subsidiaries have the foregoing title to such real property and interests in real property, and (B) that the instruments securing the Company's and its subsidiaries' real estate mortgage loans create valid liens upon the real properties described in such instruments enjoying the priorities intended, subject only to exceptions to title which have no materially adverse effect on the value of such real properties and interests in relation to the Company and its subsidiaries considered as one enterprise; and all leases to which the Company is a lessee relating to real property are valid and binding and no default exists or is continuing thereunder, and the Company enjoys peaceful and undisturbed possession under all such leases to which it is a party as lessee.


     (b) Clause (iii) of Section 5(a)(1) of the Distribution Agreement is amended and restated in its entirety to read as follows:

          "(iii) Each Significant Subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; all of the issued and outstanding shares of capital stock of each such Significant Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable and, to the best of our knowledge, are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity."

     (c) Clauses (v) and (vi) of Section 5(a)(1) of the Distribution Agreement are amended and restated in their entirety to read as follows:

          "(v) The Indenture has been duly authorized, executed and delivered by the Company, and the Notes have been duly authorized for execution and delivery by the Company.
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          (vi)  The Notes, are in due and proper form and when executed and authenticated in accordance with the terms of the Indenture and delivered pursuant to the provisions of this Agreement against payment of the consideration therefor, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and each holder of the Securities will be entitled to the benefits of the Indenture."

     (d) Clauses (vii), (viii) and (ix) of Section 5(a)(1) of the Distribution Agreement are renumbered as clauses (viii), (ix) and (x), respectively, and a new clause (vii) is inserted following clause (vi) that reads as follows:

          "(vii) The Indenture is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms."

     (e) Clause (x) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xi) and is amended and restated in its entirety to read as follows:


          "(xi) The Registration Statement, at the time it became affective and as of the date of such opinion, appeared on its face to comply as to form in all material respects with the requirements for registration statements on Form S-3 under the 1933 Act and the 1933 Act Regulations; it being understood that such counsel and need express no opinion with respect to documents incorporated by reference therein except as set forth in paragraph (xii) below, the Form T-1 or the Financial Statements, schedules and other financial and statistical data included or incorporated by reference in the Registration Statement. In passing upon the compliance as to form of the Registration Statement, such counsel may assume that the statements made and incorporated by reference therein are true, correct and complete."

     (f) Clause (xv) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xii), and is amended and restated in its entirety to read as follows:

          "(xii) Each document filed pursuant to the 1934 Act, and incorporated by reference in the Prospectus (other than the financial statements, schedules and other financial and statistical data included or incorporated by reference therein, as to which no opinion is rendered), at the time it was filed with the Commission, appeared on its face to comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder. In passing upon compliance as
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     to form of such documents, such counsel may assume that the statements made therein are true, correct and complete."

     (g) Clause (xi) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xiii).

     (h) Clause (xii) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xiv), and is amended and restated in its entirety to read as follows:

          "(xiv) The issue and sale of the Notes and the compliance by the Company with the provisions of this Agreement and the Indenture, and the consummation of the transactions therein contemplated, will not result in a breach or violation of any material term or provision of, or constitute a default under: (i) that certain Indenture dated as of April 1, 1989 between the Company and The Bank of New York, as Trustee, for Debt Securities; (ii) that certain Fiscal Agency Agreement dated as of November 8, 1993 between the Company and Chemical Bank, as Fiscal Agent, for 6% Convertible Subordinated Notes due 2000; and (iii) that certain Revolving Credit Agreement dated as of March 31, 1994 among the Company, the Bank of New York, Wells Fargo Bank, Kredietbank N.V., The Long-Term Credit Bank of Japan, Ltd., Nations Bank of Texas, N.A., Bank of Hawaii and Sanwa Bank of California; nor will such action result in any violation of the provisions of the charter or bylaws of the Company, or, to the best of knowledge of such counsel, result in any material violation of any statute or any order, rule or regulation applicable to the Company of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except that such counsel need express no opinion under federal securities laws except as expressly otherwise provided in this Section 5(a), and no opinion under state securities laws (including real estate syndication laws) or any antifraud laws."

     (i) Clause (xiii) of Section 5(a)(1) of the Distribution Agreement is amended and restated in its entirety to read as follows:

          "(xiii) To the best of such counsel's knowledge, there are no legal or governmental proceedings pending or threatened which are required to be disclosed in the Prospectus."

     (j) Clause (xiv) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xv), and is amended and restated in its entirety to read as follows:

          "(xv) No authorization, approval, consent, decree or order of any court or governmental authority or agency is
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     required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the sale of the Notes hereunder, except such as may have been obtained or rendered as the case may be, or as may be required under the 1933 Act or the 1933 Act Regulations, the 1939 Act or state securities laws (including real estate syndication laws)."

     (k) Clause (xvii) of Section 5(a)(1) of the Distribution Agreement is renumbered as clause (xvi), and is amended and restated in its entirety to read as follows:

          "(xvi) The Company is not required to be registered under the Investment Company Act of 1940, as amended."

     (l) Notwithstanding the terms of Section 5(a) of the Distribution Agreement, (i) the opinion required to be delivered by Latham & Watkins pursuant to clause (xiii) of Section 5(a)(1) shall instead be delivered by Edward J. Henning, Esq., General Counsel of the Company, or such other counsel as shall be acceptable to the Agents, (ii) the opinions specified in Section 5(a)(2) shall be rendered by Edward J. Henning, Esq., General Counsel of the Company, or such other counsel as shall be acceptable to the Agents, such opinions to be delivered at such times and addressed to such parties as shall be specified in the Distribution Agreement, and (iii) references in Section 5(a)(4) to "Lorna M. Mellies" shall instead be to "the counsel rendering the opinions as required by
Section 5(a)(2) hereof," and to "Semmes, Bowen & Semmes" shall instead be to "Ballard Spahr Andrews & Ingersoll," or such other counsel admitted to practice in the State of Maryland as shall be acceptable to the Agents.


     Your signature below will signify your acknowledgement as of the date hereof of the Company's appointment of you as Agents with respect to the above referenced $86,975,000 aggregate initial offering price of Notes pursuant to the terms and conditions of the Program Agreement.
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     This Amendment No. 2 to the Distribution Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.


                         Very truly yours,

                         HEALTH CARE PROPERTY INVESTORS, INC.



                         By: ______________________________
                              Name:
                              Title:

Accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED



By: _________________________________
    Name:



    .................................
          GOLDMAN, SACHS & CO.